FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 30, 2003
(date of earliest event reported September 30,2003)

Commission File Number: 0-11596


ExperTelligence, Inc.
(Exact name of registrant as specified in its charter)

California 95-3506403
(State or Other Jurisdiction of (I.R.S. Employer
Incorporation) Identification No.)

614 Chapala Street, Santa Barbara, California 93101
(Address of principal executive offices and zip code)


Registrant's telephone number: (805) 962-2558

Item 5 - OTHER EVENTS
On May 12, 2003, Expertelligence (the "Company") announced that it will conduct an auction to sell the company assets and use the proceeds to settle company debt, distributing any remainder to shareholders. The company issued the following notice of auction:


NOTICE
Date:    September 30, 2003
Subject: NOTICE OF AUCTION OF COMPANY ASSETS
From:    William Urschel, CEO
To:      All debtors and shareholders of ExperTelligence


As the directors and officers of ExperTelligence, Inc., (EXGP.PK) Denny Bollay and I have been unable to raise capital for the company. Over the last 14 months we have contacted existing shareholders and dozens of new potential investors in at least two formal private placements, and while many see promise in the technology and the market, the history and structure of this public company has discouraged them from making an investment.

On an operational level, the company has been running in the red for quite some time. Sales from existing products have been minimal. WebBase brings in about $10,000 a month, about 75% of which goes out as commissions to the sales and support people. 3DStockCharts brings in about $11,000 a month in income from which about covers the data feeds and other direct costs of that enterprise but not any of the engineering or customer support. Advertising Commerce Network has no income.

The company has no cash or other liquid assets, and it has significant debt. Most of this debt is unpaid salary: Denny and I have both worked for over a year without pay in an attempt to restart the company.

The cost of keeping the company public has also increased with the Sarbanes-Oxley Act of 2002: we have been given estimates that the combined accounting and legal fees are now a minimum of $500,000 a year for a bulletin board company. Even now, the company is company is behind on its audits, SEC filings, and tax returns because it cannot pay its accountants, auditors, and attorneys.

Finally, the company cannot attract the directors and officers it needs. All candidates have declined our offers because of the personal liability they would face: the company does not have directors' and officers' insurance and, again, the Sarbanes-Oxley act greatly increases the personal risk to directors and officers at the personal level.

We have decided that the only reasonable course is to sell off the company's assets to satisfy the corporation's debt and, if there is any remainder, to make distributions to the shareholders. The assets to be auctioned will be Advertising Commerce Network, 3DStockCharts, and WebBase with each product's intellectual property, equipment, and operating accounts. These are substantially all of the assets of the corporation, other than the corporate shell and a net operating loss carry-forward of approximately $8 million. After the auction, we will also attempt to sell the corporate shell in a reverse merger. The net operating loss carry-forward may have some value to a future acquirer.

We cannot predict how much, if any, distribution there will be to shareholders, or what will happen to the shares of existing shareholders if we are able to sell the corporate shell.

We believe this course is better than putting the company through formal bankruptcy proceedings, which would incur legal fees that could not be paid and would benefit no one.

The auction will be held at noon on October 15th, 2003, at the ExperTelligence offices, at 614 Chapala Street, Santa Barbara,
California. Interested parties may also participate by conference call with prior arrangement.

For more information on the assets to be auctioned or on the corporate shell, please contact me at (805) 962-2558 x114 or by email at wpu@expertelligence.com.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: Septmeber 30, 2003
ExperTelligence, Inc.
By: /s/ William Urschel
Name: William Urschel
Title: CEO


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